Exhibit (l)(10)

HARRIS ASSOCIATES L.P.

Investment Management

January 4, 2013

Harris Associates Investment Trust

Two North LaSalle Street – Suite 500

Chicago IL 60602

Ladies and Gentlemen:

Harris Associates L.P. (“HALP”) hereby undertakes as follows:

In the interest of limiting the expenses of each of the following classes of series of Harris Associates Investment Trust (the “Trust’) referred to below (each a “Fund Class”), commencing February 1, 2013, HALP undertakes through January 31, 2014 to reimburse each Fund Class to the extent, but only to the extent, that the annualized expenses of that Fund Class (excluding taxes, interest, all commissions and other normal charges incident to the purchase and sale of portfolio securities, and extraordinary charges such as litigation costs, but including fees paid to HALP), as a percentage of the average net assets of that Fund Class (the “Expense Ratio”), exceed the percentage set forth opposite the Fund Class below (each an “Expense Cap”):

	Class I	Class II
The Oakmark Fund	1.50%	1.75%
The Oakmark Select Fund	1.50%	1.75%
The Oakmark Equity and Income Fund	1.00%	1.25%
The Oakmark Global Fund	1.75%	2.00%
The Oakmark Global Select Fund	1.75%	2.00%
The Oakmark International Fund	2.00%	2.25%
The Oakmark International Small Cap Fund	2.00%	2.25%

The amount of the expense reimbursement by HALP to any Fund Class (or any recoupment by a Fund Class to HALP) shall be computed on an annual, fiscal year basis, but accrued and paid monthly.

HALP shall be entitled to recoup from any Fund Class, in any fiscal year through the Trust’s fiscal year ending September 30, 2017, amounts reimbursed to that Fund Class, except to the extent that the Fund Class already has paid such recoupment to HALP or such recoupment would cause the Expense Ratio of the Fund Class for that fiscal year to exceed the Fund Class’ Expense Cap.

This undertaking shall be binding upon any successors and assigns of HALP.

Very truly yours,

HARRIS ASSOCIATES L.P.

/s/ Kristi L. Rowsell
Kristi L. Rowsell
President

Two North LaSalle Street • Suite 500 • Chicago, Illinois 60602-3790 • 312.621.0600